EXHIBIT 16.1

KPMG Audit Plc	Tel +44 (0) 20 7311 1000
Consumer & Industrial Markets	Fax +44 (0) 20 7311 4770
15 Canada Square	DX 157460 Canary Wharf 5
Canary Wharf
London E14 5GL
United Kingdom

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Office of the Chief Accountant Securities and Exchange Commission Washington, D.C. 20549

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Contact	Mike Maloney
020 7311 8314

May 4, 2011

Re: Signet Jewelers Limited

Dear Sir/Madam,

We were previously principal accountants for Signet Jewelers Limited (“Signet”) and, under the date of March 29, 2011, we reported on the consolidated financial statements of Signet as of January 29, 2011 and January 30, 2010 and for the 52-week periods ended January 29, 2011, January 30, 2010 and January 31, 2009, and the effectiveness of internal control over financial reporting as of January 29, 2011.

On March 28 2011, Signet agreed to engage KPMG LLP as its principal accountant for the 52-week period ended January 28, 2012 and that the auditor-client relationship with KPMG Audit Plc will cease effective May 1, 2011.  On May 1, 2011, the auditor-client relationship ceased.

We have read Signet’s statements included under Item 4.01 of its Form 8-K dated May 4, 2011, and we agree with such statements.

Yours faithfully

KPMG Audit Plc

KPMG Audit Plc, a UK public limited company, is a subsidiary of KPMG
Europe LLP and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.
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